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                                                                   EXHIBIT 12.1

                                   PETROBRAS

                      RATIO OF EARNINGS TO FIXED CHARGES
                            AND PREFERRED DIVIDENDS
                                   U.S. GAAP

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
                                                      In millions of U.S. dollars
                                               -----------------------------------------
                                                        For the year ended December 31,
                                                       ---------------------------------
                                               1Q-2002  2001   2000   1999   1998   1997
                                               ------- -----  -----  -----  -----  -----
Income (loss) before income taxes and minority
  interest....................................  1,021  4,792  7,803    946   (189) 1,631
Add "fixed charges as adjusted" (from below)..    211  1,350  1,688    975    632    435
                                                -----  -----  -----  -----  -----  -----
Earnings......................................  1,232  6,142  9,491  1,921    443  2,066
                                                -----  -----  -----  -----  -----  -----
Fixed charges:
   Interest expense
       Interest on Indebtedness...............    236    851  1,128    925    784    542
       Dividends declared.....................     --    578    768    278    315    341
   Amortization of debt costs.................      6      8     --     --     --     --
   Interest portion of rental expense.........      1     36     15     22     67     28
Fixed charges before adjustments..............    243  1,473  1,911  1,225  1,166    911
                                                -----  -----  -----  -----  -----  -----
Less "capitalized interest"...................    (32)  (123)  (223)  (250)  (534)  (476)
                                                -----  -----  -----  -----  -----  -----
Fixed charges as adjusted.....................    211  1,350  1,688    975    632    435
                                                -----  -----  -----  -----  -----  -----
Ratio ("earnings" divided by "fixed charges
  before adjustments")........................   5.07   4.17   4.97   1.57   0.38   2.27
                                                -----  -----  -----  -----  -----  -----
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